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                                 EXHIBIT 2.10
                                 ------------


                                FIRST AMENDMENT


                                      TO

           AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION
           ---------------------------------------------------------




     This Amendment is made as of the 24th day of October, 1997 by and among VIALOG Corporation ("VIALOG"), CDC Acquisition Corporation (the "VIALOG Merger Subsidiary"), Communication Development Corporation (the "Company") and Patti R. Bisbano and Maurya Suda (the "Principal Stockholders").


     WHEREAS, VIALOG, the VIALOG Merger Subsidiary, the Company and the Principal Stockholders are parties to that certain Amended Agreement and Plan of Reorganization dated September 30, 1997 (the "Agreement"); and

     WHEREAS, VIALOG, the VIALOG Merger Subsidiary, the Company and the Principal Stockholders desire to amend the Agreement.

     NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein and of those contained in the Agreement, VIALOG, the VIALOG Merger Subsidiary, the Company and the Principal Stockholders covenant, agree, represent and warrant as follows:

1.   Terms.  Terms defined in the Agreement are used herein as so defined unless
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     otherwise specifically stated herein.

2.   Amendments.  The Agreement is hereby amended as follows:
     ----------

     (A) Section 1 of the PREAMBLE is amended and shall hereafter read as follows:

          "1.      The Company and the VIALOG Merger Subsidiary have agreed to carry out a business combination transaction upon the terms and subject to the conditions of this Agreement and in accordance with the Connecticut Business Corporation Act (the "BCA") and the General Corporation Law of the State of Delaware (the "DBCL"), pursuant to which the VIALOG Merger Subsidiary will merge with and into the Company (the "Merger") and the Stockholders and other Persons holding equity interests in the Company will convert their holdings into cash and shares of common stock, $.01 par value per share of VIALOG ("VIALOG Stock"), determined in accordance with Section 2.1(a)."
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      (B) Section 1.1(a) is amended and shall hereafter read as follows:

          "(a)     Upon the terms and subject to the conditions set forth in
          this Agreement, and in accordance with the BCA and the DBCL at the Effective Time the VIALOG Merger Subsidiary will be merged with and into the Company. As a result of the Merger, the separate existence of the VIALOG Merger Subsidiary will cease and the Company will continue as the surviving corporation of the Merger (the "Surviving Corporation")."

3. Except as specifically amended hereby, all other terms and provisions of the Agreement shall remain in full force and effect.

4. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.


     EXECUTED as an instrument under seal as of the date first above written.


COMMUNICATION DEVELOPMENT                   VIALOG CORPORATION
CORPORATION


By:  /s/  Patti Bisbano                     By:  /s/  Glenn D. Bolduc
   -----------------------                     --------------------------
Name:    Patti Bisbano                      Name:    Glenn D. Bolduc
Title:   President                          Title:   President


PRINCIPAL STOCKHOLDERS:                     CDC ACQUISITION CORPORATION


   /s/  Patti Bisbano                       By:  /s/  Glenn D. Bolduc
---------------------------                    ----------------------------
Name:     Patti Bisbano                     Name:    Glenn D. Bolduc
                                            Title:   President
   /s/  Maurya Suda
----------------------------
Name:     Maurya Suda


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